Exhibit 4.3
CIRRUS LOGIC, INC.
2006 STOCK INCENTIVE PLAN
     1. PURPOSE
          1.1 Purpose. The purpose of the Cirrus Logic, Inc. 2006 Stock Incentive Plan (the "Plan”) is to provide a means through which Cirrus Logic, Inc. (the “Company”) may attract able persons to serve as employees, directors, or consultants of the Company or its Affiliates and to provide a means whereby those individuals upon whom the responsibilities of the successful administration and management of the Company rest, and whose present and potential contributions to the welfare of the Company are of importance, may acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company. A further purpose of the Plan is to provide such individuals with additional incentive and reward opportunities designed to enhance the profitable growth of the Company. Accordingly, the Plan provides for granting Incentive Stock Options, options that do not constitute Incentive Stock Options, Restricted Stock Awards, Performance Awards, Phantom Stock Awards, and Bonus Stock Awards, or any combination of the foregoing, as is best suited to the circumstances of the particular employee, consultant, or director as provided in the Plan.
     2. DEFINITIONS
          2.1 Definitions. Whenever the following capitalized words or phrases are used, the following definitions will be applicable throughout the Plan, unless specifically modified by any Section:
     2.1.1 “Affiliate” means any corporation, partnership, limited liability company or partnership, association, trust or other organization which, directly or indirectly, controls, is controlled by, or is under common control with, the Company. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization, or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities or by contract or otherwise.
     2.1.2 “Award” means, individually or collectively, any Option, Restricted Stock Award, Performance Award, Phantom Stock Award, or Bonus Stock Award.
     2.1.3 “Board” means the board of directors of the Company.
     2.1.4 “Bonus Stock Award” means an Award granted under Section 11 of the Plan.
     2.1.5 “Change of Control Value” means the amount determined in accordance with Section 12.4.

     2.1.6 “Code” means the Internal Revenue Code of 1986, as amended. Reference in the Plan to any section of the Code will be deemed to include any amendments or successor provisions to such section and any regulations under such section.
     2.1.7 “Committee” means a committee of the Board that is selected by the Board as provided in Section 4.1.
     2.1.8 “Common Stock” means the common stock, $0.001 par value, of the Company or any security into which such common stock may be changed by reason of any transaction or event of the type described in Section 12.
     2.1.9 “Company” means Cirrus Logic, Inc., a Delaware corporation.
     2.1.10 “Consultant” means any person who is not an Employee or Director and who is providing services to the Company or any Affiliate as an advisor, consultant, or other non-common law employee.
     2.1.11 “Corporate Change” means either (i) the Company will not be the surviving entity in any merger, share exchange, or consolidation (or survives only as a subsidiary of an entity), (ii) the Company sells, leases, or exchanges, or agrees to sell, lease, or exchange, all or substantially all of its assets to any other person or entity, (iii) the Company is to be dissolved and liquidated, (iv) any person or entity, including a “group” as contemplated by Section 13(d)(3) of the 1934 Act, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Company’s voting stock (based upon voting power), or (v) at such time as the Company becomes a reporting company under the 1934 Act, as a result of or in connection with a contested election of Directors, the persons who were Directors of the Company before such election will cease to constitute a majority of the Board; provided, however, that a Corporate Change will not include (A) any reorganization, merger, consolidation, sale, lease, exchange, or similar transaction, which involves solely the Company and one or more entities wholly-owned, directly or indirectly, by the Company immediately prior to such event or (B) the consummation of any transaction or series of integrated transactions immediately following which the record holders of the voting stock of the Company immediately prior to such transaction or series of transactions continue to hold 50% or more of the voting stock (based upon voting power) of (1) any entity that owns, directly or indirectly, the stock of the Company, (2) any entity with which the Company has merged, or (3) any entity that owns an entity with which the Company has merged.
     2.1.12 “Director” means (i) an individual elected to the Board by the stockholders of the Company or by the Board under applicable corporate law who either is serving on the Board on the date the Plan is adopted by the Board or is elected to the Board after such date and (ii) for purposes of and relating to eligibility for the grant of an Award, an individual elected to the board of directors of any Affiliate.
     2.1.13 “Employee” means any person in an employment relationship with the Company or any Affiliate. The payment of a Director’s fee by the Company shall not be sufficient in and of itself to constitute employment by the Company.
     2.1.14 “Fair Market Value” means, as of any specified date, (i) the closing sales price of the Common Stock either (A) if the Common Stock is traded on the National Market System of the NASDAQ, as reported on the National Market System of NASDAQ on that date (or if no sales occur on that date, on the last preceding date on which such sales of the Common Stock are so reported), or (B) if the Common Stock is listed on a national securities exchange, as reported on the stock exchange composite tape on that date (or if no sales occur on that date, on the last preceding date on which such sales of the Common Stock are so reported); (ii) if the Common Stock is not traded on the National Market System of the NASDAQ or a national securities exchange but is traded over the counter at the time a determination of its fair market value is required to be made under the Plan, the closing sales price (or if selling prices are not reported, the average between the closing bid and asked prices of Common Stock) on the most recent date on which Common Stock was publicly traded; (iii) in the event Common Stock is not publicly traded at the time a determination of its value is required to be made under the Plan, the amount determined by the Committee in its discretion in such manner as it deems appropriate; or (iv) on the date of an initial public offering of common stock, the offering price under such initial public offering.
     2.1.15 “Forfeiture Restrictions” will have the meaning assigned to such term in Section 8.2.
     2.1.16 “Full-Value Award” means an Award other than an Option, a Stock Appreciation Right, or other Award whose intrinsic value is solely dependent on appreciation in the price of the Common Stock after the date of grant.
     2.1.17 “Holder” means an Employee, Consultant, or Director who has been granted an Award.
     2.1.18 “Incentive Stock Option” means an incentive stock option within the meaning of section 422 of the Code.
     2.1.19 “1934 Act” means the Securities Exchange Act of 1934, as amended.
     2.1.20 “Nonstatutory Stock Option” means Options that do not constitute Incentive Stock Options.
     2.1.21 “Option” means an Award granted under 7 and includes both Incentive Stock Options and options that do not constitute Incentive Stock Options.
     2.1.22 “Option Agreement” means a written agreement between the Company and a Holder with respect to an Option, including the accompanying “Notice of Grant of Stock Option.”
     2.1.23 “Performance Award” means an Award granted under Section 9 of the Plan.
     2.1.24 “Performance Award Agreement” means a written agreement between the Company and a Holder with respect to a Performance Award.
     2.1.25 “Phantom Stock Award” means an Award granted under Section 10 of the Plan.
     2.1.26 “Phantom Stock Award Agreement” means a written agreement between the Company and a Holder with respect to a Phantom Stock Award.
     2.1.27 “Plan” means the Cirrus Logic, Inc. 2006 Stock Incentive Plan, as amended from time to time.

     2.1.28 “Restricted Stock Agreement” means a written agreement between the Company and a Holder with respect to a Restricted Stock Award.
     2.1.29 “Restricted Stock Award” means an Award granted under 8.
     2.1.30 “Rule 16b-3” means SEC Rule 16b-3 promulgated under the 1934 Act, as such may be amended from time to time, and any successor rule, regulation, or statute fulfilling the same or a similar function.
     2.1.31 “Stock Appreciation Right” will have the meaning assigned to such term in Subsection 7.4.4.
          2.2 Number and Gender. Wherever appropriate in the Plan, words used in the singular will be considered to include the plural, and words used in the plural will be considered to include the singular. The masculine gender, where appearing in the Plan, will be deemed to include the feminine gender.
          2.3 Headings. The headings of Sections and Subsections in the Plan are included solely for convenience, and, if there is any conflict between such headings and the text of the Plan, the text will control. All references to Sections and Subsections are to this document unless otherwise indicated.
     3. EFFECTIVE DATE AND DURATION OF THE PLAN
          3.1 Effective Date. The Plan will become effective upon the date of its adoption by the Board, provided that the Plan is approved by the stockholders of the Company within 12 months after such adoption. Notwithstanding any provision in the Plan or in any Option Agreement, Restricted Stock Agreement, Performance Award Agreement, or Phantom Stock Award Agreement, no Option will be exercisable, no Restricted Stock Award or Bonus Stock Award will be granted, and no Performance Award or Phantom Stock Award will vest or become satisfiable prior to such stockholder approval.
          3.2 Duration of Plan. No further Awards may be granted under the Plan after ten years from the date the Plan is adopted by the Board. The Plan will remain in effect until all Options granted under the Plan have been exercised, forfeited, assumed, substituted, satisfied or expired, all Restricted Stock Awards granted under the Plan have vested or been forfeited, and all Performance Awards, Phantom Stock Awards, and Bonus Stock Awards have been satisfied or expired.
     4. ADMINISTRATION
          4.1 Composition of Committee. The Plan will be administered by a committee of, and appointed by, the Board. In the absence of the Board’s appointment of such Committee to administer the Plan, the Board will serve as the Committee. Notwithstanding the foregoing, from and after the date upon which the Company becomes a “publicly held corporation” (as defined in section 162(m) of the Code and applicable interpretive authority under the Code), the Plan will be administered by a committee of, and appointed by, the Board that will be comprised solely of two or more outside Directors (within the meaning of the term “outside directors” as used in section 162(m) of the Code and applicable interpretive authority under the Code and within the meaning of “Non-Employee Director” as defined in Rule 16b-3).

          4.2 Powers. Subject to the express provisions of the Plan, the Committee will have authority, in its discretion, to determine which Employees, Consultants, or Directors will receive an Award, the time or times when such Award will be made, whether an Incentive Stock Option or Nonstatutory Stock Option will be granted, the number of shares to be subject to each Option or Restricted Stock Award, the number of shares subject to or the value of each Performance Award or Bonus Stock Award, and the value of each Phantom Stock Award. In making such determinations, the Committee will take into account the nature of the services rendered by the respective Employees, Consultants, or Directors, their present and potential contribution to the Company’s success, and such other factors as the Committee in its discretion will deem relevant.
          4.3 Additional Powers. The Committee will have such additional powers as are delegated to it by the other provisions of the Plan. Subject to the express provisions of the Plan, this will include the power (1) to construe the Plan and the respective agreements executed under the Plan, (2) to prescribe rules and regulations relating to the Plan, (3) to determine the terms, restrictions, and provisions of the agreement relating to each Award, including such terms, restrictions, and provisions as will be requisite in the judgment of the Committee to cause designated Options to qualify as Incentive Stock Options, and (4) to make all other determinations necessary or advisable for administering the Plan. The Committee may correct any defect, supply any omission, or reconcile any inconsistency in the Plan or in any agreement relating to an Award in the manner and to the extent it will deem expedient to carry it into effect. The determinations of the Committee on the matters referred to in this Section will be conclusive and binding on all persons.
     5. STOCK SUBJECT TO THE PLAN
          5.1 Stock Offered. Subject to the limitations set forth in Section 5.2, the stock to be offered pursuant to the grant of an Award may be (1) authorized but unissued Common Stock or (2) previously issued and outstanding Common Stock reacquired by the Company. Any of such shares that remain unissued and are not subject to outstanding Awards at the termination of the Plan will cease to be subject to the Plan, but until termination of the Plan, the Company will at all times make available a sufficient number of shares to meet the requirements of the Plan.
          5.2 Plan and Individual Limitations on Shares.
     5.2.1 Subject to adjustment in the same manner as provided in Section 12 with respect to shares of Common Stock subject to Options then outstanding, the aggregate maximum number of shares of Common Stock that may be issued under the Plan, and the aggregate maximum number of shares of Common Stock that may be issued under the Plan through Incentive Stock Options, will not exceed 17,000,000 shares. To the extent that a share of Common Stock is subject to an outstanding Full-Value Award, such share shall reduce the aggregate share limit set forth in this Subsection by 1.5 shares of Common Stock. To the extent that a share of Common Stock is subject to an outstanding Award other than a Full-Value Award, such share shall reduce the aggregate share limit set forth in this Subsection by one share of Common Stock. Stock Appreciation Rights to be settled in shares of Common Stock pursuant to Section 7.4(d) or Section 10 shall be counted in full against the number of shares available for award under the Plan, regardless of the number of shares issued upon settlement of the Stock Appreciation Rights.

     5.2.2 Notwithstanding any provision in the Plan to the contrary, the maximum number of shares of Common Stock that may be subject to Options, Restricted Stock Awards, Phantom Stock Awards, Bonus Stock Awards, and Performance Awards denominated in shares of Common Stock granted under the Plan to any one individual during any calendar year may not exceed 400,000 shares (as adjusted from time to time in accordance with the provisions of the Plan), and the maximum amount of compensation that may be paid under all Performance Awards denominated in cash (including the Fair Market Value of any shares of Common Stock paid in satisfaction of such Performance Awards) granted to any one individual during any calendar year may not exceed $1,000,000.
     5.2.3 Shares will be deemed to have been issued under the Plan only (1) to the extent actually issued and delivered pursuant to an Award or (2) to the extent an Award is settled in cash. To the extent that an Award lapses or the rights of its Holder terminate, any shares of Common Stock subject to such Award will again be available for the grant of an Award, and the aggregate share limit set forth in Subsection 5.2(a) will be increased by the number of shares subtracted from such limit with respect to the grant of such lapsed Award. From and after the date upon which the Company becomes a “publicly held corporation” (as defined in section 162(m) of the Code and applicable interpretive authority under the Code), the limitation set forth in the preceding sentences will be applied in a manner that will permit compensation generated under the Plan to constitute “performance-based” compensation for purposes of section 162(m) of the Code, including, without limitation, counting against such maximum number of shares, to the extent required under section 162(m) of the Code and applicable interpretative authority under the Code, any shares subject to Options that are canceled or repriced.
     6. GRANT OF AWARDS
          6.1 Eligibility for Award. Awards may be granted only to persons who, at the time of grant, are Employees, Consultants, or Directors.
          6.2 Grant of Awards. The Committee may from time to time in its discretion grant Awards to one or more Employees, Consultants, or Directors determined by it to be eligible for participation in the Plan in accordance with the provisions of Section 6.1. An Award may be granted on more than one occasion to the same person, and, subject to the limitations set forth in the Plan, such Award may include an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, a Performance Award, a Phantom Stock Award, a Bonus Stock Award, or any combination thereof.
     7. STOCK OPTIONS
          7.1 Option Period. The term of each Option will be as specified by the Committee at the date of grant, but in no event will an Option be exercisable after the expiration of ten years from the date of grant.
          7.2 Limitations on Vesting and/or Exercise of Option. An Option will be vested and/or exercisable in whole or in part and at such times as determined by the Committee and set forth in the Notice of Grant and Option Agreement. The Committee in its discretion may provide that an Option will be vested or exercisable upon (1) the attainment of one or more performance goals or targets established by the Committee, which are based on (i) the price of a share of Common Stock, (ii) the Company’s earnings per share, (iii) the Company’s market share, (iv) the market share of a business unit of the Company designated by the Committee, (v) the Company’s sales, (vi) the sales of a business unit of the Company designated by the Committee,

(vii) the net income (before or after taxes) of the Company or a business unit of the Company designated by the Committee, (viii) the cash flow return on investment of the Company or any business unit of the Company designated by the Committee, (ix) the earnings before or after interest, taxes, depreciation, and/or amortization of the Company or any business unit of the Company designated by the Committee, (x) the economic value added, or (xi) the return on stockholders’ equity achieved by the Company; (2) the Holder’s continued employment as an Employee with the Company or continued service as a Consultant or Director for a specified period of time; (3) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion; or (4) a combination of any of the foregoing. Each Option may, in the discretion of the Committee, have different provisions with respect to vesting and/or exercise of the Option.
          7.3 Special Limitations on Incentive Stock Options.
     7.3.1 An Incentive Stock Option may be granted only to an individual who is employed by the Company or any parent or subsidiary corporation (as defined in section 424 of the Code) at the time the Option is granted.
     7.3.2 No Incentive Stock Option will be granted to an individual if, at the time the Option is granted, such individual owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporation, within the meaning of section 422(b)(6) of the Code, unless (1) at the time such Option is granted the option price is at least 110% of the Fair Market Value of the Common Stock subject to the Option and (2) such Option by its terms is not exercisable after the expiration of five years from the date of grant.
     7.3.3 If an Option is designated as an Incentive Stock Option in the Notice of Grant of Stock Option, to the extent that such Option (together with all Incentive Stock Options granted to the Optionee under the Plan and all other stock option plans of the Company and its parent and subsidiaries) becomes exercisable for the first time during any calendar year for shares having a Fair Market Value greater than $100,000, the portion of each such Incentive Stock Option that exceeds such amount will be treated as a Nonstatutory Stock Option. For purposes of this Subsection, Options designated as Incentive Stock Options are taken into account in the order in which they were granted, and the Fair Market Value of Common Stock is determined as of the time the Option with respect to such Common Stock is granted. If the Code is amended to provide for a different limitation from that set forth in this Subsection, such different limitation will be deemed incorporated in the Plan effective as of the date required or permitted by such amendment to the Code. If the Option is treated as an Incentive Stock Option in part and as a Nonstatutory Stock Option in part by reason of the limitation set forth in this Subsection, the Optionee may designate which portion of such Option the Optionee is exercising. In the absence of such designation, the Optionee will be deemed to have exercised the Incentive Stock Option portion of the Option first. Separate certificates representing each such portion will be issued upon the exercise of the Option.
     7.3.4 An Incentive Stock Option (1) will not be transferable otherwise than by will or the laws of descent and distribution and (2) will be exercisable during the Holder’s lifetime only by such Holder or his guardian or legal representative.
     7.3.5 The price at which a share of Common Stock may be purchased upon exercise of an Incentive Stock Option will not be less than 100% of the Fair Market Value of a share of Common Stock on the date such Option is granted.

          7.4 Option Agreement.
     7.4.1 Each Option will be evidenced by an Option Agreement in such form and containing such provisions not inconsistent with the provisions of the Plan as the Committee from time to time will approve, including, without limitation, provisions to qualify an Incentive Stock Option under section 422 of the Code and provisions relating to vesting and exercisability. The terms and conditions of the Options and respective Option Agreements need not be identical. Subject to the consent of the Holder, the Committee may, in its sole discretion, amend an outstanding Option Agreement from time to time in any manner that is not inconsistent with the provisions of the Plan (including, without limitation, an amendment that accelerates the time at which the Option, or a portion of the Option, may be exercisable).
     7.4.2 Each Option Agreement will specify the effect of termination of (1) employment, (2) the consulting, advisory, or other non-common law employee relationship, or (3) membership on the Board, as applicable, on the vesting and/or exercisability of the Option.
     7.4.3 An Option Agreement may provide for the payment of the option price, in whole or in part, by the delivery of a number of shares of Common Stock (plus cash if necessary) having a Fair Market Value equal to such option price. Moreover, an Option Agreement may provide for a “cashless exercise” of the Option through procedures satisfactory to, and approved by and in the sole discretion of, the Committee. Generally, and without limiting the Committee’s absolute discretion, a “cashless exercise” will only be permitted at such times in which the shares underlying this Option are publicly traded.
     7.4.4 An Option Agreement may provide for the surrender of the right to purchase shares under the Option in return for a payment in cash or shares of Common Stock or a combination of cash and shares of Common Stock equal in value to the excess of the Fair Market Value of the shares with respect to which the right to purchase is surrendered over the option price for such shares (“Stock Appreciation Right”), on such terms and conditions as the Committee in its sole discretion may prescribe. In the case of any such Stock Appreciation Right that is granted in connection with an Incentive Stock Option, such right will be exercisable only when the Fair Market Value of the Common Stock exceeds the price specified for such Common Stock in the Option or the portion of the Option to be surrendered.
          7.5 Option Price, Payment, and Exercise. Subject to Subsection 7.3.2 with respect to Incentive Stock Options, the price at which a share of Common Stock may be purchased upon exercise of an Option will be determined by the Committee, but such purchase price shall not be less than the Fair Market Value of a share of Common Stock on the date such Option is granted. The Option or portion of the Option may be exercised by delivery of an irrevocable notice of exercise to the Secretary of the Company, except as may otherwise be provided in the Option Agreement. The purchase price of the Option or portion of the Option will be paid in full in the manner prescribed by the Committee. Separate stock certificates will be issued by the Company for those shares acquired pursuant to the exercise of an Incentive Stock Option and for those shares acquired pursuant to the exercise of a Nonstatutory Stock Option.
          7.6 Stockholder Rights and Privileges. The Holder will be entitled to all the privileges and rights of a stockholder only with respect to such shares of Common Stock as have been purchased under the Option and for which certificates of stock have been registered in the Holder’s name.

          7.7 Options and Rights in Substitution for Stock Options Granted by Other Corporations. Options and Stock Appreciation Rights may be granted under the Plan from time to time in substitution for stock options and such rights held by individuals employed by corporations who become Employees, Consultants, or Directors as a result of a merger, consolidation, or other business combination of the employing corporation with the Company or any Affiliate.
          7.8 Restrictions on Repricing of Options. Except as provided in Section 12, the Committee may not, without approval of the stockholders of the Company, amend any outstanding Option Agreement to lower the option price (or cancel and replace any outstanding Option Agreement with Option Agreements having a lower option price).
     8. RESTRICTED STOCK AWARDS
          8.1 Restricted Stock Agreement. At the time any Award is made under this Section, the Company and the Holder will enter into a Restricted Stock Agreement setting forth each of the matters contemplated by the Plan and such other matters as the Committee may determine to be appropriate. The terms and provisions of the respective Restricted Stock Agreements need not be identical. Subject to the consent of the Holder and the restriction set forth in the last sentence of Section 8.4 below, the Committee may, in its sole discretion, amend an outstanding Restricted Stock Agreement from time to time in any manner that is not inconsistent with the provisions of the Plan.
          8.2 Forfeiture Restrictions. Shares of Common Stock that are the subject of a Restricted Stock Award will be subject to restrictions on disposition by the Holder and an obligation of the Holder to forfeit and surrender the shares to the Company under certain circumstances (the “Forfeiture Restrictions”). The Forfeiture Restrictions will be determined by the Committee in its sole discretion, and the Committee may provide that the Forfeiture Restrictions will lapse upon (1) the attainment of one or more performance goals or targets established by the Committee, which are based on (i) the price of a share of Common Stock, (ii) the Company’s earnings per share, (iii) the Company’s market share, (iv) the market share of a business unit of the Company designated by the Committee, (v) the Company’s sales, (vi) the sales of a business unit of the Company designated by the Committee, (vii) the net income (before or after taxes) of the Company or a business unit of the Company designated by the Committee, (viii) the cash flow return on investment of the Company or any business unit of the Company designated by the Committee, (ix) the earnings before or after interest, taxes, depreciation, and/or amortization of the Company or any business unit of the Company designated by the Committee, (x) the economic value added, or (xi) the return on stockholders’ equity achieved by the Company; (2) the Holder’s continued employment as an Employee with the Company or continued service as a Consultant or Director for a specified period of time; (3) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion; or (4) a combination of any of the foregoing. The performance measures described in clause (1) of the preceding sentence may be subject to adjustment for specified significant extraordinary items or events, and may be absolute, relative to one or more other companies, or relative to one or more indexes, and may be contingent upon future performance of the Company or any Affiliate, division, or department thereof. Each Restricted Stock Award may, in the discretion of the Committee, have different Forfeiture Restrictions.
          8.3 Other Terms and Conditions. Common Stock awarded pursuant to a Restricted Stock Award will be represented by a stock certificate registered in the name of the Holder of such Restricted Stock Award. Unless otherwise provided in the Restricted Stock

Agreement, the Holder will have the right to receive dividends with respect to Common Stock subject to a Restricted Stock Award, to vote Common Stock subject to such Restricted Stock Agreement, and to enjoy all other stockholder rights, except that (1) the Holder will not be entitled to delivery of the stock certificate until the Forfeiture Restrictions have lapsed, (2) the Company will retain custody of the stock until the Forfeiture Restrictions have lapsed, (3) the Holder may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of the stock until the Forfeiture Restrictions have lapsed, and (4) a breach of the terms and conditions established by the Committee pursuant to the Restricted Stock Agreement will cause a forfeiture of the Restricted Stock Award. At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms, conditions, or restrictions relating to Restricted Stock Awards, including, but not limited to, rules pertaining to the termination of employment or service as a Consultant or Director (by retirement, disability, death, or otherwise) of a Holder prior to lapse of the Forfeitures Restrictions. Such additional terms, conditions, or restrictions will be set forth in the Restricted Stock Agreement made in conjunction with the Award.
          8.4 Committee’s Discretion to Accelerate Vesting of Restricted Stock Awards. The Committee may, in its discretion and as of a date determined by the Committee, fully vest any or all Common Stock awarded to a Holder pursuant to a Restricted Stock Award, and, upon such vesting, all restrictions applicable to such Restricted Stock Award will lapse as of such date. Any action by the Committee pursuant to this Section may vary among individual Holders and may vary among the Restricted Stock Awards held by any individual Holder. Notwithstanding the preceding provisions of this Section, from and after the date upon which the Company becomes a “publicly held corporation” (as defined in section 162(m) of the Code and applicable interpretive authority under the Code), the Committee may not take any action described in this Section with respect to a Restricted Stock Award that has been granted after such date to a “covered employee” (within the meaning of Treasury Regulation section 1.162-27(c)(2)) if such Award has been designed to meet the exception for performance-based compensation under section 162(m) of the Code.
          8.5 Payment for Restricted Stock. The Committee will determine the amount and form of any payment for Common Stock received pursuant to a Restricted Stock Award, provided that, in the absence of such a determination, a Holder will not be required to make any payment for Common Stock received pursuant to a Restricted Stock Award, except to the extent otherwise required by law.
     9. PERFORMANCE AWARDS
          9.1 Performance Award Agreements. At the time any Award is made under this Section, the Company and the Holder will enter into a Performance Award Agreement setting forth each of the matters contemplated by the Plan and such additional matters as the Committee may determine to be appropriate. The terms and provisions of the respective Performance Award Agreements need not be identical.
          9.2 Performance Period. The Committee shall establish, with respect to and at the time of each Performance Award, the number of shares of Common Stock subject to, or the maximum value of, the Performance Award and the performance period over which the performance applicable to the Performance Award will be measured.
          9.3 Performance Measures. A Performance Award shall be awarded to a Holder contingent upon future performance of the Company or any Affiliate, division, or department thereof during the performance period. The Committee shall establish the performance measures applicable to such performance either (i) prior to the beginning of the performance period or (ii) within 90 days after the beginning of the performance period if the outcome of the performance targets is substantially uncertain at the time such targets are established, but not later than the date that 25% of the performance period has elapsed; provided such measures may be made subject to adjustment for specified significant extraordinary items or events. The performance measures may be absolute, relative to one or more other companies, or relative to one or more indexes. The performance measures established by the Committee may be based upon (1) the price of a share of Common Stock, (2) the Company’s earnings per share, (3) the Company’s market share, (4) the market share of a business unit of the Company designated by the Committee, (5) the Company’s sales, (6) the sales of a business unit of the Company designated by the Committee, (7) the net income (before or after taxes) of the Company or any business unit of the Company designated by the Committee, (8) the cash flow return on investment of the Company or any business unit of the Company designated by the Committee, (9) the earnings before or after interest, taxes, depreciation, and/or amortization of the Company or any business unit of the Company designated by the Committee, (10) the economic value added, (11) the return on stockholders’ equity achieved by the Company, (12) the total stockholders’ return achieved by the Company, or (13) a combination of any of the foregoing. The Committee, in its sole discretion, may provide for an adjustable Performance Award value based upon the level of achievement of performance measures.
          9.4 Awards Criteria. In determining the value of Performance Awards, the Committee will take into account a Holder’s responsibility level, performance, potential, other Awards, and such other considerations as it deems appropriate. The Committee, in its sole discretion, may provide for a reduction in the value of a Holder’s Performance Award during the performance period.
          9.5 Payment. Following the end of the performance period, the Holder of a Performance Award will be entitled to receive payment of an amount not exceeding the number of shares of Common Stock subject to, or the maximum value of, the Performance Award, based on the achievement of the performance measures for such performance period, as determined and certified in writing by the Committee. Notwithstanding any provision in this Section to the contrary, any payment due with respect to a Performance Award shall be paid no later than ten years after the date of grant of such Performance Award. Payment of a Performance Award may be made in cash, Common Stock, or a combination thereof, as determined by the Committee. Payment shall be made in a lump sum or in installments as prescribed by the Committee. If a Performance Award covering shares of Common Stock is to be paid in cash, such payment shall be based on the Fair Market Value of the Common Stock on the payment date or such other date as may be specified by the Committee in the Performance Award Agreement.
          9.6 Termination of Award. A Performance Award shall terminate if the Holder does not remain continuously in the employ of the Company and its Affiliates or does not continue to perform services as a Consultant or a Director for the Company and its Affiliates at all times during the applicable performance period, except as may be determined by the Committee.
     10. PHANTOM STOCK AWARDS
          10.1 Phantom Stock Award Agreements. At the time any Award is made under this Section, the Company and the Holder will enter into a Phantom Stock Award Agreement setting forth each of the matters contemplated by the Plan and such additional matters as the Committee may determine to be appropriate. The terms and provisions of the respective Phantom Stock Award Agreements need not be identical.
          10.2 Phantom Stock Awards. Phantom Stock Awards are rights to receive shares of Common Stock (or the Fair Market Value thereof), or rights to receive an amount equal to any appreciation or increase in the Fair Market Value of Common Stock over a specified period of time, which vest over a period of time as established by the Committee, without satisfaction of any performance criteria or objectives. The Committee may, in its discretion, require payment or other conditions of the Holder respecting any Phantom Stock Award. A Phantom Stock Award may include, without limitation, a Stock Appreciation Right that is granted independently of an Option.
          10.3 Award Period. The Committee shall establish, with respect to and at the time of each Phantom Stock Award, a period over which the Award will vest with respect to the Holder.
          10.4 Awards Criteria. In determining the value of Phantom Stock Awards, the Committee will take into account a Holder’s responsibility level, performance, potential, other Awards, and such other considerations as it deems appropriate.
          10.5 Payment. Following the end of the vesting period for a Phantom Stock Award (or at such other time as the applicable Phantom Stock Award Agreement may provide), the Holder of a Phantom Stock Award will be entitled to receive payment of an amount, not exceeding the maximum value of the Phantom Stock Award, based on the then vested value of the Award. Payment of a Phantom Stock Award may be made in cash, Common Stock, or a combination thereof as determined by the Committee. Payment shall be made in a lump sum or in installments as prescribed by the Committee. Any payment to be made in cash shall be based on the Fair Market Value of the Common Stock on the payment date or such other date as may be specified by the Committee in the Phantom Stock Award Agreement. Cash dividend equivalents may be paid during or after the vesting period with respect to a Phantom Stock Award, as determined by the Committee.
          10.6 Termination of Award. A Phantom Stock Award shall terminate if the Holder does not remain continuously in the employ of the Company and its Affiliates or does not continue to perform services as a Consultant or a Director for the Company and its Affiliates at all times during the applicable vesting period, except as may be otherwise determined by the Committee.
     11. BONUS STOCK AWARDS
          11.1 Bonus Stock Awards. Each Bonus Stock Award granted to a Holder will constitute a transfer of unrestricted Common Stock on such terms and conditions as the Committee shall determine. Bonus Stock Awards will be made in shares of Common Stock and need not be subject to performance criteria or objectives or to forfeiture. The purchase price, if any, for Common Stock issued in connection with a Bonus Stock Award will be determined by the Committee in its sole discretion.
     12. RECAPITALIZATION OR REORGANIZATION
          12.1 No Effect on Board’s or Stockholders’ Power. The existence of the Plan and the Awards granted under the Plan will not affect in any way the right or power of the

Board or the stockholders of the Company to make or authorize (1) any adjustment, recapitalization, reorganization, or other change in the Company’s or any Affiliate’s capital structure or its business, (2) any merger, share exchange, or consolidation of the Company or any Affiliate, (3) any issue of debt or equity securities ranking senior to or affecting Common Stock or the rights of Common Stock, (4) the dissolution or liquidation of the Company or any Affiliate, (5) any sale, lease, exchange, or other disposition of all or any part of the Company’s or any Affiliate’s assets or business, or (6) any other corporate act or proceeding.
          12.2 Adjustment in the Event of Stock Subdivision, Consolidation, or Dividend. The shares with respect to which Awards may be granted are shares of Common Stock as presently constituted, but if, and whenever, prior to the expiration of an Award theretofore granted, the Company will effect a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend on Common Stock without receipt of consideration by the Company, the number of shares of Common Stock with respect to which such Award may thereafter be exercised (1) in the event of an increase in the number of outstanding shares, will be proportionately increased, and the purchase price per share will be proportionately reduced, and (2) in the event of a reduction in the number of outstanding shares, will be proportionately reduced, and the purchase price per share will be proportionately increased. Any fractional share resulting from such adjustment will be rounded up to the next whole share.
          12.3 Adjustment in the Event of Recapitalization or Corporate Change.
     12.3.1 If the Company recapitalizes, reclassifies its capital stock, or otherwise changes its capital structure (a “recapitalization”), the number and class of shares of Common Stock covered by an Award theretofore granted will be adjusted so that such Award will thereafter cover the number and class of shares of stock and securities to which the Holder would have been entitled pursuant to the terms of the recapitalization if, immediately prior to the recapitalization, the Holder had been the holder of record of the number of shares of Common Stock then covered by such Award.
     12.3.2 If a Corporate Change occurs, then no later than (1) 10 days after the approval by the stockholders of the Company of a Corporate Change, other than a Corporate Change resulting from a person or entity acquiring or gaining ownership or control of more than 50% of the outstanding shares of the Company’s voting stock, or (2) 30 days after a Corporate Change resulting from a person or entity acquiring or gaining ownership or control of more than 50% of the outstanding shares of the Company’s voting stock, the Committee, acting in its sole discretion and without the consent or approval of any Holder, will effect one or more of the following alternatives, which alternatives may vary among individual Holders and which may vary among Options held by any individual Holder:
               12.3.2.1 Accelerate the vesting of any Options (or any portion of any Option) then outstanding;
               12.3.2.2 Accelerate the time at which some or all of the Options (or any portion of the Options) then outstanding may be exercised so that such Options (or any portion of such Options) may be exercised for a limited period of time on or before a specified date (before or after such Corporate Change) fixed by the Committee, after which specified date all unexercised Options and all rights of Holders under such Options will terminate;
               12.3.2.3 Require the mandatory surrender to the Company by selected Holders of some or all of the outstanding Options (or any portion of such Options) held by such

Holders (irrespective of whether such Options (or any portion of such Options) are then vested or exercisable under the provisions of the Plan) as of a date, before or after such Corporate Change, specified by the Committee, in which event the Committee will then cancel such Options (or any portion of such Options) and cause the Company to pay each Holder an amount of cash per share equal to the excess, if any, of the Change of Control Value of the shares subject to such Option over the exercise price(s) under such Options for such shares;
               12.3.2.4 Make such adjustments to Options (or any portion of such Options) then outstanding as the Committee deems appropriate to reflect such Corporate Change (provided, however, that the Committee may determine in its sole discretion that no adjustment is necessary to one or more Options (or any portion of such Options) then outstanding); or
               12.3.2.5 Provide that the number and class of shares of Common Stock covered by an Option (or any portion of such Option) theretofore granted will be adjusted so that such Option will thereafter cover the number and class of shares of stock or other securities or property (including, without limitation, cash) to which the Holder would have been entitled pursuant to the terms of the agreement of merger, consolidation, or sale of assets or dissolution if, immediately prior to such merger, consolidation, or sale of assets or dissolution, the Holder had been the holder of record of the number of shares of Common Stock then covered by such Option.
          12.4 Change of Control Value. For purposes of Subsection 12.3(b)(iii) above, the “Change of Control Value” will equal the amount determined in one of the following clauses, whichever is applicable:
     12.4.1 The per share price offered to stockholders of the Company in any such merger, consolidation, sale of assets, or dissolution transaction;
     12.4.2 The price per share offered to stockholders of the Company in any tender offer or exchange offer whereby a Corporate Change takes place; or
     12.4.3 If such Corporate Change occurs other than pursuant to a tender or exchange offer, the fair market value per share of the shares into which such Options being surrendered are exercisable, as determined by the Committee as of the date determined by the Committee to be the date of cancellation and surrender of such Options.
In the event that the consideration offered to stockholders of the Company in any transaction described in this Section or in Section 12.3 above consists of anything other than cash, the Committee will determine in its discretion the fair cash equivalent of the portion of the consideration offered that is other than cash.
          12.5 Other Adjustments. In the event of changes in the outstanding Common Stock by reason of recapitalizations, mergers, consolidations, reorganizations, liquidations, combinations, split-ups, split-offs, spin-offs, exchanges, issuances of rights or warrants, or other relevant changes in capitalization or distributions to the holders of Common Stock occurring after the date of grant of any Award and not otherwise provided for by this Section, (1) such Award and any agreement evidencing such Award will be subject to adjustment by the Committee in its discretion as to the number and price of shares of Common Stock or other consideration subject to such Award, and (2) the aggregate number of shares available under the Plan, the aggregate number of shares that may be issued under the Plan through Incentive Stock Options, and the maximum number of shares that may be subject to Awards to any one individual may be appropriately adjusted by the Committee, whose determination will be conclusive and binding on all parties. Notwithstanding the foregoing, except as otherwise provided by the Committee, upon the occurrence of a Corporate Change, the Committee, acting in its sole discretion without the consent or approval of any Holder, may require the mandatory surrender to the Company by selected Holders of some or all of the outstanding Performance Awards and Phantom Stock Awards as of a date, before or after such Corporate Change, specified by the Committee, in which event the Committee shall thereupon cancel such Performance Awards and Phantom Stock Awards and the Company shall pay (or cause to be paid) to each Holder an amount of cash equal to the maximum value (which maximum value may be determined, if applicable and in the discretion of the Committee, based on the then Fair Market Value of the Common Stock) of such Performance Award or Phantom Stock Award which, in the event the applicable performance or vesting period set forth in such Performance Award or Phantom Stock Award has not been completed, will be multiplied by a fraction, the numerator of which is the number of days during the period beginning on the first day of the applicable performance or vesting period and ending on the date of the surrender, and the denominator of which is the aggregate number of days in the applicable performance or vesting period.
          12.6 Stockholder Action. If any event giving rise to an adjustment provided for in this Section requires stockholder action, such adjustment will not be effective until such stockholder action has been taken.
          12.7 No Adjustment Except as Provided in the Plan. Except as expressly provided in the Plan, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class for cash, property, labor, or services, upon direct sale, upon the exercise of rights or warrants to subscribe for such shares or other securities, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, will not affect, and no adjustment by reason thereof will be made with respect to, the number of shares of Common Stock subject to Awards theretofore granted or the purchase price per share, if applicable.
     13. AMENDMENT AND TERMINATION OF THE PLAN
          13.1 Termination of Plan. The Board in its discretion may terminate the Plan at any time with respect to any shares of Common Stock for which Awards have not theretofore been granted.
          13.2 Amendment of Plan. The Board will have the right to alter or amend the Plan or any part of the Plan from time to time; provided that no change in any Award theretofore granted may be made that would impair the rights of the Holder without the consent of the Holder; and provided, further, that the Board may not, without approval of the stockholders, amend the Plan to (1) increase the maximum aggregate number of shares that may be issued under the Plan, (2) increase the maximum number of shares that may be issued under the Plan through Incentive Stock Options, (3) change the class of individuals eligible to receive Awards under the Plan, or (4) amend or delete Section 7.8 of the Plan.
     14. MISCELLANEOUS
          14.1 No Right To An Award. Neither the adoption of the Plan nor any action of the Board or of the Committee will be deemed to give any individual any right to be granted an Option, a right to a Restricted Stock Award, a right to a Performance Award, a right to a Phantom Stock Award, a right to a Bonus Stock Award, or any other rights under the Plan except as may be evidenced by an Award agreement duly executed on behalf of the Company, and then only to the extent and on the terms and conditions expressly set forth in such Agreement.
          14.2 Unfunded Plan. The Plan will be unfunded. The Company will not be required to establish any special or separate fund or to make any other segregation of funds or assets to insure the payment of any Award.
          14.3 No Employment/Consulting/Membership Rights Conferred. Nothing contained in the Plan will (1) confer upon any Employee or Consultant any right with respect to continuation of employment or of a consulting, advisory, or other non-common law relationship with the Company or any Affiliate or (2) interfere in any way with the right of the Company or any Affiliate to terminate any Employee’s employment or any Consultant’s consulting, advisory, or other non-common law relationship at any time. Nothing contained in the Plan will confer upon any Director any right with respect to continuation of membership on the Board.
          14.4 Compliance with Other Laws. The Company will not be obligated to issue any Common Stock pursuant to any Award granted under the Plan at any time when the shares covered by such Award have not been registered under the Securities Act of 1933, as amended, and such other state and federal laws, rules, or regulations as the Company or the Committee deems applicable and, in the opinion of legal counsel to the Company, there is no exemption from the registration requirements of such laws, rules, or regulations available for the issuance and sale of such shares. No fractional shares of Common Stock will be delivered, nor will any cash in lieu of fractional shares be paid.
          14.5 Withholding. The Company will have the right to deduct or cause to be deducted in connection with all Awards any taxes required by law to be withheld and to require any payments required to satisfy applicable withholding obligations.
          14.6 No Restriction on Corporate Action. Nothing contained in the Plan will be construed to prevent the Company or any Affiliate from taking any corporate action that is deemed by the Company or such Affiliate to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan. No Employee, Consultant, Director, beneficiary, or other person will have any claim against the Company or any Affiliate as a result of any such action.
          14.7 Restrictions on Transfer. Except as otherwise provided by the Committee as set forth in this Section, an Award (other than an Incentive Stock Option, which will be subject to the transfer restrictions set forth in Section 7.3) will not be transferable otherwise than by will or the laws of descent and distribution or pursuant to a domestic relations order entered or approved by a court of competent jurisdiction upon delivery to the Company of written notice of such transfer and a certified copy of such order. The Committee shall have the discretion to permit the transfer of an Award (other than an Incentive Stock Option); provided, however, that such transfer shall be limited to members of a Holder’s immediate family (as defined in Rule 16(a)-1(e) of the 1934 Act), trusts, and partnerships established for the primary benefit of such family members or to charitable organizations; and provided further, that such transfer is not made for consideration to the Holder.
          14.8 Governing Law. The Plan shall be governed by, and construed in accordance with, the laws of the state of Delaware, without regard to conflicts of laws principles thereof.